                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.     )

/X/      Filed by the Registrant
/ /      Filed by a Party other than the Registrant
/ /      Check the appropriate box:
/ /      Preliminary Proxy Statement     / /     Confidential, for Use of
                                                 the Commission Only (as
                                                 permitted by Rule 14a-6(e)(2))
/X/      Definitive Proxy Statement


         Soliciting Material Pursuant to Rule 14a-11(e) or Rule 14a-12

                             SBS Technologies, Inc.

Payment of Filing Fee (Check the appropriate box):

/X/      No Filing Fee Required
/ /      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------
(2)      Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------
(4)      Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------
(5)      Total fee paid:

-------------------------------------------------------------------------------
/ /      Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

-------------------------------------------------------------------------------
(2)      Form, Schedule or Registration Statement No.:

-------------------------------------------------------------------------------
(3)      Filing Party:

-------------------------------------------------------------------------------
(4)      Date Filed:

-------------------------------------------------------------------------------

                                     [LOGO]


                       2400 LOUISIANA BOULEVARD NE, #5-600
                          ALBUQUERQUE, NEW MEXICO 87110
                               TEL. (505) 875-0600



PROXY STATEMENT AND NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 9, 2000

Dear Shareholders:

You are cordially invited to attend the SBS Technologies, Inc. 2000 Annual Meeting of Shareholders, which will be held at the Sheraton Uptown Albuquerque on Thursday, November 9, 2000, 2600 Louisiana Boulevard NE, Albuquerque, New Mexico 87110, at 8:30 a.m. Mountain Standard Time. The purpose of the meeting is to act on the following:

             (1)      To elect seven Directors.

             (2) To ratify the appointment of KPMG LLP as principal independent auditors for fiscal year 2001.

             (3)      To ratify the 2000 Long-Term Equity Incentive Plan.

             (4) Transact any other business as may properly come before the meeting or any postponement(s) or adjournment(s) of the meeting, including to adjourn the meeting from time to time.


If you were a shareholder of record at the close of business on September 15, 2000, you may vote by proxy or in person at the Annual Meeting. Your vote is important. Whether or not you plan to attend the meeting, please complete, date, and sign the enclosed proxy card, then mail it in the enclosed business reply envelope. For your convenience, you may also vote your shares via telephone according to the instructions on the proxy card. If you vote your proxy over the telephone, you do not need to mail in your completed proxy card. If you attend the meeting and prefer to vote in person, you may do so even if you have previously returned your proxy card. However, if you hold your shares in Street Name and wish to vote your shares in person at the meeting, you must indicate that on your proxy card as instructed and return it before the meeting in the envelope provided.

                               Scott A. Alexander,
                               SECRETARY

October 2, 2000

PROXY STATEMENT FOR THE SBS TECHNOLOGIES, INC.
2000 ANNUAL MEETING OF SHAREHOLDERS


INFORMATION ABOUT THE ANNUAL MEETING

WHY DID YOU SEND ME THIS PROXY STATEMENT?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of SBS Technologies, Inc. ("SBS," or "We") is asking you to vote for three items or, if you prefer, asking your permission to allow us to vote your shares at the 2000 Annual Meeting of Shareholders. The Annual Meeting will be held at the Sheraton Uptown Albuquerque on November 9, 2000, 2600 Louisiana Boulevard NE, Albuquerque, New Mexico 87110, at 8:30 a.m. Mountain Standard Time. This proxy statement includes information about the issues to be voted upon at the meeting, and on the transaction of such other business as may properly come before the meeting or any postponement(s) or adjournment(s) of the meeting, including to adjourn the meeting from time to time.

On August 18, 2000, the SBS Board of Directors declared a two-for-one stock split for shareholders of record on September 5, 2000, payable on September 20, 2000. All references to SBS Common Stock, stock options and stock pricing have been restated to reflect this stock split.

On October 2, 2000, we began mailing these proxy materials to all shareholders of record at the close of business on September 15, 2000. On September 1, 2000, there were 13,554,998 shares of SBS Common Stock outstanding and entitled to vote.

In accordance with New Mexico law, a list of shareholders entitled to vote at the Annual Meeting will be available at the Sheraton Uptown Albuquerque on November 9, 2000, 2600 Louisiana Boulevard NE, Albuquerque, New Mexico 87110, and for 10 days before the meeting, between the hours of 8:30 a.m. and 5:30 p.m., at the corporate headquarters of SBS, 2400 Louisiana Boulevard NE, AFC Building 5-600, Albuquerque, New Mexico 87110.

HOW MANY VOTES DO I HAVE?

If you were a shareholder at the close of business on September 15, 2000, you will be entitled to vote. Each share of SBS Common Stock that you own entitles you to one vote.

HOW CAN I VOTE MY SHARES?

You can vote on matters presented at the Annual Meeting in two ways:

a) By Proxy - You can vote by signing, dating and returning the enclosed proxy card. In most cases, you may also vote your shares by telephone according to the instructions on your proxy card. If you do this either by phone or by returning the proxy card, the persons named on the card (your "proxies") will vote your shares in the manner you indicate. You may specify on your proxy card whether your shares should be voted for all, some, or none of the nominees for Director and whether your shares should be voted for or against the other proposals. If you sign the enclosed card but do not indicate specific choices, you have granted permission to have your shares voted as follows:

     -   "FOR" the election of all seven nominees for Director,

     - "FOR" ratification of the appointment of the principal independent auditors for fiscal year 2001, and

     -   "FOR" ratification of the 2000 Long-Term Equity Incentive Plan.

     If a nominee becomes unable to serve as Director, which we do not anticipate, your proxies intend to vote for the election of a substitute nominee recommended by the Board of Directors.

     If any other matter is presented, your proxies will vote in accordance with the best judgment of management. At the time this proxy went to press, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

     If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

b) In Person - If you are a shareholder of record, you may cast your vote in person at the Annual Meeting. If you hold your shares in Street Name, please see section below entitled "If I Hold Shares In Street Name, How Can I Vote My Shares?" for information on how to vote your shares in person at the Annual Meeting.


IF I HOLD SHARES IN STREET NAME, HOW CAN I VOTE MY SHARES?

You can submit voting instructions to your broker or nominee. Please refer to the voting instruction card included in the materials provided by your broker or nominee.


MAY I REVOKE MY PROXY?

If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:

-    send another proxy with a later date,

- notify SBS' Secretary in writing before the date of the annual meeting that you have revoked your proxy, or

-    vote in person at the annual meeting.


HOW CAN I PRESENT AN ISSUE TO BE ADDRESSED AT NEXT YEAR'S ANNUAL MEETING?

Shareholders must submit proposals, intended to be considered at the next annual meeting, in writing to the Secretary of SBS, no later than June 1, 2001, for inclusion in SBS' Proxy Statement and Form of Proxy relating to the meeting. Also, shareholders who wish to propose proper business from the floor, for consideration at the 2001 meeting of shareholders, and who have not properly submitted that proposal for possible inclusion in SBS' 2001 proxy materials, must notify SBS' Secretary in writing no later than August 15, 2001.


WHAT ARE THE COSTS OF SOLICITING THESE PROXIES?

SBS is paying all expenses to prepare, print, and mail this proxy material. We will also pay the cost of soliciting the proxies, if necessary. We will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners and obtaining their instructions. We do not expect the expenses to exceed $5,000.

HOW ARE THE PROXY STATEMENTS AND BALLOT FORMS DISTRIBUTED TO SHAREHOLDERS?

We have engaged our transfer agent, Wells Fargo Bank, N.A., to assist in the distribution and tabulation of proxies. A few employees of SBS may also participate, without additional compensation, in the distribution and solicitation of proxies by telephone, facsimile, e-mail, and personally.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?
PROXY ITEM NO. 1
Election of Seven Directors:        Each Director who receives the majority of
                                    votes represented in person or by proxy at the Annual Meeting will be elected. If you vote to withhold authority to vote for all listed nominees or if you vote to withhold authority for a particular nominee, your vote will count as a vote "AGAINST" the nominee(s). Otherwise, your vote will count
                                    "FOR" the nominee(s).



PROXY ITEM NO. 2
Ratification of Appointment of
Independent Auditors:               A "FOR" vote by a majority of the
                                    shares represented in person or by proxy at the Annual Meeting is required to ratify the appointment of KPMG LLP as the principal independent auditors for fiscal year 2001.
                                    If you "ABSTAIN" from voting, your
                                    abstention has the same effect as if you voted "AGAINST" the proposal.

PROXY ITEM NO. 3
Ratification of the 2000
Long-Term Equity Incentive
Plan: Ratification of the 2000 Long-Term Equity Incentive Plan requires the affirmative vote of a majority of outstanding shares of Common Stock. A "FOR" vote by a majority of the outstanding shares, whether or not represented in person or by proxy at the Annual Meeting, is required to ratify the plan. If you "ABSTAIN" from voting, your abstention has the same effect as if you voted "AGAINST" the proposal.


PLEASE NOTE THE FOLLOWING:

Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted in calculating voting results on those matters for which the broker or other entity has not voted.


OWNERSHIP OF SBS COMMON STOCK

HOW MUCH STOCK DO SHAREHOLDERS WHO HAVE MORE THAN 5% OF COMMON STOCK OWN?

The following table sets forth, as of June 30, 2000, the beneficial ownership of Common Stock by each person who is known by SBS to own beneficially more than 5% of the outstanding shares of Common Stock:


--------------------------------------------------------------------------------------------------------------
NAME AND ADDRESS                             AMOUNT AND NATURE OF                         PERCENT OF CLASS
OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP (1)                   BENEFICIALLY OWNED (2)
--------------------------------------------------------------------------------------------------------------
Fidelity Management and Research (3)                  1,602,000                                  12.04 %

Brinson Partners, Inc. (4)                              871,400                                   6.55 %

--------------------------------------------------------------------------------------------------------------


         (1)      The ownership information disclosed above is based on
                  Schedule 13F reports dated June 30, 2000 filed with the Securities and Exchange Commission.
         (2) To SBS' knowledge, except where otherwise noted, each person listed has sole voting power of the shares.
         (3) The address for the shareholder is in care of Fidelity Management and Research, One Federal Street, Boston, Massachusetts 02110.
         (4) The address for the shareholder is in care of Brinson Partners, Inc., 209 South La Salle Street, Chicago, Illinois 60604-1295.

HOW MUCH STOCK DO THE DIRECTORS AND NAMED EXECUTIVE OFFICERS OWN?

The following table sets forth, as of August 16, 2000, the beneficial ownership of Common Stock by each Director and nominee for Director of SBS, each Named Executive Officer, and by all Directors and Officers as a group (see footnotes for explanations):


--------------------------------------------------------------------------------------------------------------
            NAME OF                          AMOUNT AND NATURE OF                       PERCENT OF CLASS
       BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP (1)                 BENEFICIALLY OWNED (7)
--------------------------------------------------------------------------------------------------------------
Scott A. Alexander (nominee) (8)*                390,024   (3,5)                                2.78 %

Christopher J. Amenson (nominee) (8)*            460,784   (3,4)                                3.29 %

Warren W. Andrews (nominee)*                      45,854   (6)                                   (2)

William J. Becker*                                86,580   (6)                                   (2)

Lawrence A. Bennigson (nominee)*                  63,854   (6)                                   (2)

James E. Dixon, Jr. (8)*                          97,759   (3,6)                                 (2)

Peter D. Fenner (nominee)                             --                                         --

Louis C. Golm (nominee)*                              --                                         --

Alan F. White (nominee)*                          13,300   (6)                                   (2)
--------------------------------------------------------------------------------------------------------------

All the Directors and
Officers as a group                            1,158,155                                        8.27 %
--------------------------------------------------------------------------------------------------------------

* Director as of August 16, 2000.

On August 16, 2000, there were 13,389,448 shares of SBS Common Stock outstanding.

The address for each of these shareholders is in care of SBS at 2400 Louisiana Boulevard NE, AFC Building 5-600, Albuquerque, NM 87110.

         (1) A person is deemed to be the owner of securities that can be acquired by that person within 60 days of the date of the table upon exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by that person and that are exercisable within 60 days of the date of this table have been exercised.
         (2)      Owns less than one percent of total outstanding stock.
         (3) Includes Common Stock owned by this person through the SBS Technologies, Inc. 401(k) Profit Sharing Plan ("401(k) Plan").

         (4) Includes: 9,600 shares of Common Stock owned by spouse; 4,600 shares of Common Stock held by Mr. Amenson as trustee for the benefit of his children; includes options to purchase 379,122 shares of Common Stock comprised of options to purchase 179,122 shares of Common Stock that are currently exercisable under SBS' stock option plans and options to purchase
                  200,000 shares of Common Stock that are currently exercisable under option agreements between Mr. Amenson and certain other shareholders of SBS.
         (5) Includes 60,000 shares of Common Stock held by Mr. Alexander as trustee for the benefit of his children.
         (6) Includes, as to the person listed, options to purchase shares of Common Stock currently exercisable under SBS' stock option plans: Warren W. Andrews 40,000 options, William J. Becker 47,000 options, Lawrence A. Bennigson 50,000 options, James E. Dixon, Jr. 97,000 options, and Alan F. White 10,000 options.
         (7) To SBS' knowledge, except where otherwise noted, each person has sole voting and investment power as to the shares.
         (8)      Is a Named Executive Officer.

SBS knows of no arrangements concerning anyone's ownership of stock, which may, at a subsequent date, result in a change in control of SBS.


WOULD YOU PLEASE DESCRIBE THE STRUCTURE OF THE BOARD OF DIRECTORS?

At the Annual Meeting, seven Directors will be elected by the holders of Common Stock to hold office until the Annual Meeting of Shareholders in 2001, and until their successors are elected, or until their earlier death, resignation, or removal.



PROXY ITEM NO. 1 - ELECTION OF DIRECTORS

The following persons have consented to be nominated and, if elected, to serve as Directors of SBS.

NOMINEES

SCOTT A. ALEXANDER, 50, is a founder of SBS and has served as Director since the commencement of its business activity in September 1987, and as Secretary since November 1987. Mr. Alexander was appointed Vice President in August 1991. Mr. Alexander served as SBS' Treasurer from November 1987 to late 1991. From November 1985 to September 1987, Mr. Alexander was a Senior Principal Staff Member of BDM Corporation. Before November 1985, Mr. Alexander was employed at the Naval Air Test Center as the Chief Architect of the Manned Flight Simulator Facility. Mr. Alexander holds a Bachelor of Science Degree in Physics from Old Dominion University and a Master's Degree in Electrical Engineering from Virginia Polytechnic Institute.

CHRISTOPHER J. AMENSON, 50, became President and Chief Operating Officer of SBS in April 1992, a Director in August 1992, Chief Executive Officer in October 1996 and Chairman of the Board in May 1997. For five years before joining SBS, Mr. Amenson was President of Industrial Analytics, Inc., a Boston-based firm engaged in consulting in support of operations, mergers and acquisitions. Mr. Amenson also serves on the Board of Directors of CapRock Communications Corporation and PointCross, Inc. Mr. Amenson holds a Bachelor's Degree in Government from the University of Notre Dame and a Master's Degree in Business Management from the Sloan Fellows Program at the Massachusetts Institute of Technology ("MIT").

WARREN W. ANDREWS, 57, became a Director in November 1996. Mr. Andrews is a Market and Technology Analyst, publishes a market report on the Embedded Computer Industry, and is publisher and editorial director of RTC MAGAZINE and COTS JOURNAL. The former is the leading publication in the open-systems, embedded computer industry, and the latter covers embedded computers in the military. From 1987 to 1994, Mr. Andrews served as a senior editor for COMPUTER DESIGN MAGAZINE while, at the same time, publishing his own newsletter, EMBEDDED COMPUTER TRENDS. From 1985 to 1987, he served as managing editor of ELECTRONIC DESIGN MAGAZINE. Before 1985, Mr. Andrews was semiconductor editor for ELECTRONIC ENGINEERING TIMES and owned and operated his own business providing electronic design services and developing, manufacturing and selling microprocessor-based switching systems for a variety of audio and video applications in the retail and host industries. In addition, he holds one U.S. patent and has designed other products for the cable TV, burglar and fire alarm, and educational communications markets. Mr. Andrews holds a Bachelor of Science Degree from Fairleigh Dickinson University.

LAWRENCE A. BENNIGSON, Ph.D., 62, became a Director in November 1995. Dr. Bennigson has provided consulting services on corporate, business and manufacturing strategy and related organizational issues to major corporations and to governments in the U.S. and Europe since 1965. In 1998, he was appointed a Senior Fellow of the Harvard Business School's Executive Development Center. Dr. Bennigson serves on several advisory boards including Energy East Corp and Toffler Associates, the strategic advisory firm founded by Alvin and Heidi Toffler. As Senior Vice President and a Managing Partner of the former MAC Group, Inc., Dr. Bennigson helped to lead the strategic development of the firm, resulting in its 1991 acquisition and merger to become Gemini Consulting. Dr. Bennigson taught executives and graduate students as a faculty member of the School of Engineering, Stanford University, the Harvard University Graduate School of Business, and as a visiting faculty member at the London Business School and the Graduate School of Business, Lund University, Sweden. Before his academic and consulting career, Dr. Bennigson served for six years as a U.S. Naval Officer. Dr. Bennigson holds a Bachelor's Degree in General Engineering from UCLA, as well as Master's and Doctorate Degrees in Industrial Engineering (with specialization in Human Factors Engineering and Industrial Organization) from Stanford University.

PETER D. FENNER, 64, is currently President and Chief Executive Officer of Com21, Inc. (Nasdaq: CMTO), a leading global supplier of system solutions for the broadband access market. Mr. Fenner joined Com21 in February 1996. Before joining Com21, Mr. Fenner was with AT&T for over 30 years where he held numerous sales, marketing, product planning, and senior management positions. Most recently, from 1989 to 1992, Mr. Fenner was President and Corporate Officer of AT&T Transmission Systems, a $3 billion business unit with 10,000 employees. In this position, he was instrumental in the quality efforts that resulted in winning the Malcolm Baldridge award. Before that, Mr. Fenner was Vice President of Product Planning for AT&T's $12 billion Network Systems Division with operations that included Transmission Systems, Switching, Cellular, Cable & Wire, and Operations Support (Software). Mr. Fenner holds a Bachelor of Science Degree in Industrial Engineering from Lehigh University and a Master's Degree in Business Management from the Sloan Fellows Program at MIT.

LOUIS C. GOLM, 59, became a Director in 1999. Mr. Golm was formerly President of AirTouch International, a leading wireless communication provider, which has become part of the Vodaphone Group. He served in this position with AirTouch from 1997 to 1999. From 1994 through 1997, Mr. Golm was President and Chief Executive Officer of AT&T-Japan, where he led all AT&T businesses operating in Japan. Before that, Mr. Golm served as Vice President, Business Network Sales with AT&T Business Communications Services and was responsible for the development of the sales organization and sales channels for AT&T domestic/global network services. From 1964 through 1986, Mr. Golm held various assignments with the AT&T long distance network organization in the areas of marketing strategy, business planning, new market and product development, sales management, operations management, personnel and engineering. Mr. Golm was appointed to the Board of Directors of Clariti Telecommunications International as Vice Chairman in April 1999, and joined the Board of Directors of U.S. Wireless in March 2000. Mr. Golm holds a Bachelor of Science as well as a Master's Degree in Business Administration from the University of Denver, and a Master's Degree in Business Management from the Sloan Fellows Program at MIT.

ALAN F. WHITE, 62, became a Director in November 1997. Mr. White is Senior Associate Dean at the MIT Sloan School of Management and a member of the MIT Faculty (Ex Officio). Mr. White began his career at MIT in 1973, as an Alfred P. Sloan Fellow, and later served as Director of that Program. From 1956 to 1965 Mr. White worked in the private sector, where he served as a printer, and later worked in financial printing sales and production. He gained international government experience as a Regional Director for the U.S. Peace Corps in the Philippines from 1963 to 1967. Mr. White was the Director of the University of Hawaii Center for Cross Cultural Training and Research from 1967 to 1970, and served as Executive Assistant for the President of the University of Hawaii from 1971 to 1973. Mr. White has traveled extensively and has been responsible for MIT programs in Asia, Europe and Latin America. His current responsibilities include a major assignment in China, where MIT is working with three universities to develop international MBA programs. Mr. White served as Director of Executive Education at MIT from 1973 to 1988. His activities in Asia encompass Korea, Japan, Thailand, Malaysia, Singapore, Indonesia and China. Mr. White serves on the Boards of CIT Group, StartupAvenue.com (France), Management Sciences Health, and the Advisory Board of the

Japan Management Institute. Mr. White recently joined the Board of JonesKnowledge.Com, a subsidiary of Jones International, Ltd., a private company. JonesKnowledge.Com develops Internet education tools and customer support services for high-quality online education at the university level. Mr. White has served as a consultant in the area of management development and business development to many organizations, including British Petroleum PLC, Citicorp, Inc., Gemini Consulting, and the Young Presidents' Organization. He has published several articles in leading journals in the field of management development. Mr. White holds a Bachelor's Degree in Political Science from the University of Miami (Ohio) and a Master's Degree in Business Management from the Sloan Fellows Program at MIT.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION
                             OF EACH NAMED NOMINEE.

NAMED EXECUTIVE OFFICER WHO IS NOT A DIRECTOR

JAMES E. DIXON, JR., 55, was appointed Vice President of Finance and Administration, Treasurer and Chief Financial Officer of SBS in September 1995 and served as a Director from November 1998 through the completion of his current term ending November 2000. For eight years before joining SBS, Mr. Dixon held the position of Director of Finance, Howden Group America, Inc., a wholly owned subsidiary of Howden Group PLC. Howden Group America's subsidiaries, whose combined annual revenue then exceeded $200 million, specialize in the design and manufacture of air and gas handling equipment, defense-related products and food processing equipment. Prior to that, Mr. Dixon held various controller positions at Westinghouse Electric Corporation from 1971 to 1985. Mr. Dixon holds a Bachelor's Degree in Business Education from Indiana University of Pennsylvania.

HOW OFTEN DID THE BOARD OF DIRECTORS MEET?

The Board of Directors held thirteen regular and special meetings during fiscal year 2000. In addition to meetings of the full Board, Directors attended meetings of Board Committees. Each Director attended more than 75% of the aggregate Board Committee meetings for the Board year in which he served.

DURING THE LAST FISCAL YEAR, HAS ANY DIRECTOR, OFFICER, NOMINEE FOR DIRECTOR, OR SHAREHOLDER IDENTIFIED IN THE OWNERSHIP OF SBS COMMON STOCK SECTION, OR ANY OF THEIR IMMEDIATE FAMILY MEMBERS, BEEN INVOLVED IN ANY TRANSACTION, IN WHICH SBS OR ANY OF ITS SUBSIDIARIES WAS INVOLVED, OR MAY BE INVOLVED IN THE FUTURE, WHICH EXCEEDED $60,000?

SBS knows of no such transactions.

DOES SBS HAVE COMMITTEES OF THE BOARD OF DIRECTORS?

The Board of Directors has three standing committees Audit; Management Development and Compensation; and Nominating.

AUDIT COMMITTEE

Members: Directors William J. Becker, Chairman; Lawrence A. Bennigson and Warren
W. Andrews

The Audit Committee, which held six meetings in fiscal year 2000, is responsible for recommending to the Board of Directors the appointment of the independent auditors of SBS and for providing a forum, independent of management, for discussion of any issues or concerns the independent auditors choose to raise.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

Members: Directors Lawrence A. Bennigson, Chairman; William J. Becker, Alan F. White and Louis C. Golm

The Management Development and Compensation Committee, which held five meetings in fiscal year 2000, is responsible for making recommendations to the Board of Directors concerning policies and procedures which will attract, develop and retain key managers and executives critical to the long-term success of SBS, and to align executive compensation with shareholder interests. The Committee provides guidance and overview of all management development, executive salary, incentive and benefit programs. In addition, the Committee is responsible for evaluating the performance of the Chief Executive Officer and the President and Chief Operating Officer, recommending

Chairman, Chief Executive Officer, President and Chief Operating Officer compensation to the full Board, and meeting annually with the Chief Executive Officer to review management development programs and activities, and succession planning. While the administration of management development and compensation is the responsibility of SBS management, the review and recommendation of the Committee is required for: overall executive (individuals who lead businesses or functional responsibilities) compensation, philosophy and policy; incentive programs; executive benefit and perquisite programs; stock and stock option awards and their terms to be awarded to officers subject to Section 16(b) of the Securities Exchange Act of 1934; Board member compensation and any other compensation issues as may be directed to it.

NOMINATING COMMITTEE

Members: Directors Alan F. White, Chairman; Christopher J. Amenson, Warren W. Andrews and Louis C. Golm

The Nominating Committee, which held two meetings in fiscal year 2000, is responsible for nominating a proposed slate of Directors for the ensuing year. The Board of Directors approves the proposed slate of nominees for recommendation to the shareholders. Nominated Directors stand for election by the shareholders at SBS' annual meeting of shareholders. SBS has no provision for recommendation by shareholders of nominees for Director.

HOW MUCH ARE THE DIRECTORS PAID?

Employees who are also Directors receive no additional compensation for serving as Directors. Effective November 11, 1997, Directors who are not employees are paid an annual retainer of $10,000 for service on the Board and $4,000 for each committee of the Board on which a Director serves. Non-employee Directors are also paid a meeting fee of $1,000 per Board meeting day and travel day. In addition, non-employee Directors are paid $500 for each meeting of the Board held telephonically. Expenses incurred in connection with attending Board and committee meetings are reimbursed. Non-employee Directors are able to elect, under SBS' 1998 Long-Term Equity Incentive Plan, to receive these payments in equivalent shares of SBS' Common Stock subject to, and in accordance with,
Section 16(b) of the Securities Exchange Act of 1934. Effective November 9, 1998, each non-employee Director receives an initial option for 10,000 shares of SBS' Common Stock upon election or appointment to the Board, and each year thereafter receives an additional option for 10,000 shares. 5,000 options are granted under the terms of the 1993 Director and Officer Stock Option Plan, as amended, and 5,000 options are granted under the terms of the 1998 Long-Term Equity Incentive Plan. The exercise price of all such options is the market price of SBS' Common Stock on the respective dates of grant, determined as provided in the Plans.


DID THE DIRECTORS AND OFFICERS FILE ALL OF THEIR REQUIRED SECTION 16(A) BENEFICIAL OWNERSHIP REPORTS WITH THE SEC ON TIME?

Under the Securities Exchange Act of 1934, Directors and Officers of public companies are required to report to the Securities and Exchange Commission all personal transactions involving SBS' Common Stock. Based upon a review of Forms 3, 4 and 5 filed by Directors and Officers of SBS during fiscal year 2000, three forms were filed late: one Form 4 for James E. Dixon, Jr., one Form 3 for Louis
C. Golm, and one Form 4 for Alan F. White. All other reports required by Section 16(a) of the Securities Exchange Act of 1934 were timely filed.

COMPENSATION OF NAMED EXECUTIVE OFFICERS


HOW MUCH DO THE NAMED EXECUTIVE OFFICERS GET PAID?

The following table provides an overview of compensation that SBS paid to the Named Executive Officers for the fiscal years ended June 30, 2000, 1999 and 1998.

--------------------------------------------------------------------------------------------------------
                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------
                                                                       Long-Term
                                                                     Compensation
                                           Annual Compensation        Securities          All Other
Name and Principal Position                Salary      Bonus      Underlying Options     Compensation
---------------------------                ------      -----      ------------------     ------------
                                             ($)        ($)          (# Shares)              ($)
Christopher J. Amenson,
Chairman of the Board,
Chief Executive Officer and
President
                                 2000      303,846       -                 -               6,400 (3)
                                 1999      248,496       -                 -               6,400 (3)
                                 1998      200,000       -              50,000             9,616 (3)

Scott A. Alexander,
Executive Vice President
and Secretary
                                 2000      175,000       -                 -               6,400 (3)
                                 1999      175,000       -                 -               6,400 (3)
                                 1998      175,000       -                 -               9,354 (3)

James E. Dixon, Jr.,
Vice President, Finance and
Administration; Chief Financial
Officer and Treasurer
                                 2000      198,077    15,000 (1)        40,000             6,400 (3)
                                 1999      173,859    15,000 (2)           -               6,400 (3)
                                 1998      148,000       -              54,000             8,001 (3)

--------------------------------------------------------------------------------------------------------


(1)  Accrued bonus for fiscal year 2000.
(2)  Accrued bonus for fiscal year 1999.
(3) Represents payments made by SBS pursuant to a contribution matching program under its 401(k) plan. Amounts paid under SBS' other employee benefits plans are not included because the benefits provided to officers under these plans are identical to those provided to all other employees.

The following table provides information about shares acquired upon exercise of stock options and unexercised stock options held by the Named Executive Officers in the Summary Compensation Table at June 30, 2000:

--------------------------------------------------------------------------------------------------------------
                        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                              AND FISCAL YEAR END OPTION VALUES
--------------------------------------------------------------------------------------------------------------
                                                                                         Value of
                  Shares                            Number of Shares                  Unexercised In-
                 Acquired          Value         Underlying Unexercised              the-Money Options
Name            on Exercise      Realized       Options at June 30, 2000             at June 30, 2000
----            -----------      --------       ------------------------             ----------------
                                             Exercisable    Unexercisable       Exercisable   Unexercisable
                                             -----------    -------------       -----------   -------------
C. Amenson        66,666       $  927,734     379,122          100,000          $ 5,299,432     $  297,000

S. Alexander      67,272        1,093,170         -            100,000                -            297,000

J. Dixon          57,000          722,720      77,000           80,000 (1)          768,780        347,600

--------------------------------------------------------------------------------------------------------------

(1) 20,000 of these options became exercisable July 21, 2000.


The following table provides information about individual grants of stock options made to the Named Executive Officers in the Summary Compensation Table during the year ended June 30, 2000:

--------------------------------------------------------------------------------------------------------------
                        OPTION GRANTS IN FISCAL YEAR 2000
--------------------------------------------------------------------------------------------------------------

                Number of        Percent of Total
               Securities         Options Granted      Exercise
               Underlying          to Employees          Price      Expiration
Name         Options Granted      in Fiscal Year       Per Share       Date        Grant Date Present Value
----         ---------------      --------------       ---------       ----        ------------------------
J. Dixon      40,000 (1)            2.34%                $17.00      01/04/10             $383,738 (2)

--------------------------------------------------------------------------------------------------------------

(1) Options were granted under the 1998 Long-Term Equity Incentive Plan; beginning January 4, 2002, 20,000 per year become exercisable upon continuous employment through January 4, 2003.
(2) Estimated using the Black-Scholes Model with the following weighted average assumptions; expected life of 3.92 years, risk free rate of return of 5.875%, expected volatility of 70.09% and a dividend yield of 0%.

DOES SBS HAVE EMPLOYMENT AGREEMENTS FOR THE NAMED EXECUTIVE OFFICERS?

All of our Named Executive Officers have employment agreements with SBS. Christopher J. Amenson serves as Chairman of the Board and Chief Executive Officer under an employment agreement executed in April 1992. The agreement, which initially had a five-year term, was amended in September 1997 to a one-year agreement, which automatically renews each year unless terminated. The agreement currently provides for a base annual salary of

$350,000, assigns to SBS certain intellectual property developed by him on SBS time, and is terminable by either party, with or without cause, upon six months notice by Mr. Amenson and three months notice by SBS. In addition, the agreement provides for a six-month salary continuance severance benefit, and contains non-competition clauses, which apply during the employment period and for two years thereafter, and restrictions against disclosure of proprietary information. As part of his compensation and as an inducement to Mr. Amenson to join SBS, he was awarded options under the 1992 Employee Incentive Stock Option Plan and was granted options for 66,666 shares of Common Stock from each of Andrew C. Cruce (a founder and former Chairman of the Board and Chief Executive Officer), Scott A. Alexander, and Byron M.
Allen (a founder and former officer of SBS), exercisable at $3.00 per share, and 66,668 shares from Seven Bar Enterprises, Inc. (a former affiliate), also exercisable at $3.00 per share. The options from individuals each (i) terminate not later than December 31, 2000 or one year from the date Mr. Amenson ceases to be employed by SBS, (ii) are not transferable except on death, and (iii) may be exercised only by Mr. Amenson or his personal heirs or devisees.

Scott A. Alexander serves as Vice President and Secretary pursuant to an employment agreement with SBS that automatically renews each year unless terminated. The employment agreement currently provides for a base annual salary of $175,000, assigns to SBS certain intellectual property developed by him on SBS time, and is terminable by either party, with or without cause. Besides salary, the agreement provides for a six-month salary continuance severance benefit. The agreement contains non-competition clauses, which apply during the employment period and for two years thereafter. Restrictions against disclosure of proprietary information are included.

James E. Dixon, Jr. serves as Vice President of Finance and Administration, Treasurer and Chief Financial Officer pursuant to an employment agreement dated August 8, 1995, which remains in effect until discharge or resignation, with or without cause, upon two weeks written notice by either party. The employment agreement contains restrictions against disclosure or independent use of SBS confidential information during and after the employment period. The employment agreement was amended in July 2000 to provide for a base annual salary of $224,000.


REPORT OF THE BOARD MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Board's Management Development and Compensation Committee is comprised entirely of outside Directors who are not eligible to participate in the compensation programs they oversee. The responsibility of the Management Development and Compensation Committee is to:

     - make recommendations to the Board of Directors concerning policy and procedures that will attract, develop and retain key managers and executives critical to the long-term success of SBS, and to align executive compensation with shareholder interests,

     - provide guidance and overview of all management development, executive salary, incentive and benefit programs,

     - evaluate the performance of the Chief Executive Officer and the President and Chief Operating Officer, and to recommend Chairman, Chief Executive Officer, President and Chief Operating Officer compensation to the full Board, and

     - meet annually with the Chief Executive Officer to review management development programs and activities, and succession planning.

While the administration of management development and compensation is the responsibility of SBS management, the review and recommendation of the Management Development and Compensation Committee is required for:

     - overall executive (individuals which lead businesses or functional responsibilities) compensation, philosophy and policy,

     -   incentive programs,

     -   executive benefit and perquisite programs,

     - stock and stock option awards and their terms to be awarded to officers subject to Section 16(b) of the Securities Exchange Act of 1934, and

     - Board member compensation, and any other compensation issues as may be directed to it.

CHIEF EXECUTIVE OFFICER COMPENSATION. The base salary of Christopher J. Amenson, the Chairman and Chief Executive Officer, was increased from $250,000 to $350,000 on January 1, 2000, as recommended by the Management Development and Compensation Committee. The recommendation was based on independent compensation surveys of similar companies of similar size in the electronics industry and similar to companies compared on the accompanying performance graph. Mr. Amenson participated in SBS' discretionary 2000 Management Incentive Plan ("MIP"), although Mr. Amenson did not receive any awards under the MIP. Mr. Amenson's threshold to participate in the MIP began once SBS' earnings per share, assuming dilution, for fiscal 2000 exceeded $1.12, which SBS did not meet.

COMPENSATION FOR OTHER EXECUTIVE OFFICERS. Base salaries for Non-Executive Officers ("NEO") and other executive officers have been set at competitive levels by the Chief Executive Officer ("CEO") in consultation with the Management Development and Compensation Committee, giving due regard to individual performance and time in position. Incentive compensation for NEO and other executive officers is set by the CEO, in consultation with the Committee, based on factors similar to those used for establishing incentive compensation for the CEO. Incentive compensation for corporate officers with line responsibility for division operations is generally tied to performance targets for the businesses under their authority and contribution to overall earnings per share. These performance targets are set as part of the annual budgeting process for SBS and its subsidiaries. Bonus compensation for 2000 has been awarded in accordance with these factors.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

L. A. Bennigson
William J. Becker
Louis C. Golm
Alan F. White

HOW DID SBS COMMON STOCK PERFORM DURING THE FISCAL YEAR?

The graph below provides a comparison of SBS' cumulative total shareholder return with performances of the NASDAQ Stock Market (U.S.) Index and the NASDAQ Computer Manufacturer Index as a Peer Group. The following graph assumes the investment of $100 on June 30, 1995 in SBS Common Stock. The NASDAQ Computer Manufacturer Index's and the NASDAQ Stock Market (U.S.) Index's returns assume reinvestment of stock and cash dividends.



              [COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*, AND GRAPH]


Research Data Group                                                 Peer Group Total Return Worksheet


SBS TECHNOLOGIES INC
                                                         Cumulative Total Return
                                  -------------------------------------------------------------------
                                    6/95        6/96        6/97         6/98        6/99        6/00

SBS TECHNOLOGIES, INC.            100.00      235.71      440.48       573.81      385.71      703.58
NASDAQ STOCK MARKET (U.S.)        100.00      128.39      156.15       205.58      296.02      437.30
NASDAQ COMPUTER MANUFACTURER      100.00      142.21      178.59       289.77      540.11      993.56


PROXY ITEM NO. 2 - RATIFICATION OF SELECTION OF AUDITORS

The Directors have selected KPMG LLP, independent certified public accountants, as SBS' independent auditors for the 2001 fiscal year. KPMG LLP has no direct interest in SBS and has had no such interest during the past fiscal year. Representatives of KPMG LLP will be present at the Annual Meeting of Shareholders and will be given the opportunity to make a statement if they so wish, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THEIR
              SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS OF SBS.



PROXY ITEM NO. 3 - RATIFICATION OF 2000 LONG-TERM EQUITY INCENTIVE PLAN

BACKGROUND

In March 2000, the Management Development and Compensation Committee engaged the services of a consulting firm, with expertise in employee compensation, to recommend to the Committee a stock-based plan that could be used to attract and retain directors, executive officers and other key employees essential to the success of SBS, as well as to motivate any and all employees by means of appropriate incentives. The proposed Plan is an outgrowth of that firm's recommendation.

This Plan, if ratified by shareholders, will allow SBS to grant nonqualified options to purchase SBS' Stock and a limited number of grants of Restricted Stock. In addition, the Plan allows Directors to receive restricted shares in lieu of cash compensation.

THE PLAN

On August 31, 2000, the Management Development and Compensation Committee and the Board of Directors formally adopted, subject to the ratification of shareholders of SBS, the SBS Technologies, Inc. 2000 Long-Term Equity Incentive Plan (the "Plan"). A copy of the Plan is attached as Exhibit A to this Proxy Statement. In the following paragraphs, the Plan and its principal provisions are summarized. This summary does not purport to be complete and is qualified in its entirety by reference to the Plan. Capitalized terms used but not defined in this section are used as defined in the Plan.

PURPOSES OF THE PLAN

The purposes of the Plan are to attract able persons to enter the employ of SBS, to encourage employees to remain in the employ of SBS and to provide motivation to employees to achieve long-range goals by providing incentives through the ownership and performance of SBS' Stock, to provide competitive incentive compensation opportunities, and to further identify Participants' interests with those of SBS. A further purpose of the Plan is to provide a means through which SBS may attract able persons to become Directors of SBS and to provide Directors with additional incentive and reward opportunities designed to strengthen their alignment with other shareholders.

ADMINISTRATION

The Plan provides for administration by a Committee selected by the Board of Directors. The Committee will consist solely of two or more members of the Board who are not employees of SBS or any Subsidiary. The powers granted to the Committee are the authority to interpret the Plan, establish, amend and rescind rules and regulations for its operation and the terms and conditions of any award agreements made pursuant to the Plan, select eligible persons to receive awards under the Plan, and determine the amount and other terms and conditions of the awards. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or a portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

PARTICIPATION

In order to participate in the Plan, an individual must be an employee of SBS or any Subsidiary of SBS, and any consultant, director, or other person providing services to SBS or a Subsidiary.

TYPES OF AWARDS

The Plan provides for the grant of nonqualified stock options for SBS Common Stock and SBS Restricted Stock. All Awards are subject to the terms, conditions, restrictions and limitations of the Plan. The market value of SBS Common Stock was $25.0625 per share on September 1, 2000.

The grant of a nonqualified stock option entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. The Committee shall have sole and complete discretion in determining the Exercise Price, the duration of the option, the number of shares to which an option pertains, any conditions imposed upon the exercisability or transferability of the options, the conditions under which the option may be terminated, and any other provisions as may be warranted to comply with the law or rules of any securities trading system or stock exchange. The Exercise Price of each option shall be the Fair Market Value of a share of Stock on the date of grant unless otherwise specified by the Committee at the time of grant. However, if the option is awarded in exchange for previously earned cash compensation by the Participant, or in connection with an acquisition, merger, combination, or similar event involving SBS, in substitution or replacement for options granted to its employees by the other entities, the Committee shall have the authority to establish an Exercise Price that is less than 100% of the Fair Market Value of a share of Stock on the date of grant. Options shall be exercised by the delivery of a written notice from the Participant to SBS in the form prescribed by the Committee, setting forth the number of shares with respect to which the option is to be exercised, accompanied by full payment for the shares. The Exercise Price shall be payable to SBS in full, in cash, or its equivalent, or by delivery of shares of Stock not subject to any security interest, pledge, or withholding, valued at Fair Market Value at the time of exercise, or by a combination of the foregoing. In addition, at the request of the Participant, and subject to applicable laws and regulations, SBS may (but shall not be required to) cooperate in a cashless exercise of the option. In addition, any nonqualified stock option granted under the Plan may provide, at the Committee's discretion, that the payment of the Exercise Price may be made in whole or in part in the form of shares of Common Stock subject to risk of forfeiture or other restrictions. As soon as practicable, after receipt of written notice and payment, SBS shall deliver to the Participant, Stock certificates in an appropriate amount based upon the number of shares with respect to which the option is exercised, issued in the Participant's name.

A Restricted Stock Award is a grant of shares of Stock subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.

SHARES RESERVED

The shares of Stock with respect to which Awards may be made under the Plan shall be shares of SBS Common Stock currently authorized but unissued, including shares purchased in the open market or in private transactions that are returned to authorized but unissued status. The number of shares of Stock available for Awards under the Plan during any fiscal year of SBS shall equal 10% of the adjusted average of the outstanding Stock, as that number is determined by SBS to calculate fully diluted earnings per share for the preceding fiscal year, reduced by any shares of Stock under the Plan subject to unexercised options and any shares of Stock under the Plan subject to restrictions. The maximum number of Restricted Stock Awards to be granted to any one individual, or to all individuals, in any one year shall be limited to 50,000 shares of Restricted Stock and the maximum number of nonqualified stock options granted to any one individual, in any one year, is 200,000.

If a Change in Control of SBS occurs, each outstanding Award shall automatically accelerate so that each Award shall, immediately before the effective date of the Change in Control, become fully exercisable for all of the shares of Stock at the time subject to that Award and may be exercised for any or all of those shares as fully-vested shares of Stock. However, an outstanding Award shall not so accelerate if and to the extent that Award is, in connection with the Change in Control, either to be assumed by the successor corporation or its parent or replaced with a comparable Award for shares of the capital stock of the successor corporation or its parent, unless the Participant's employment is terminated by the Participant for good reason or by SBS or successor not for cause.

EFFECTIVE DATE

The Plan became effective on July 1, 2000, subject to ratification by the shareholders of SBS at SBS' 2000 annual meeting of its shareholders.

AMENDMENT AND TERMINATION OF PLAN

The Board of Directors may, at any time and from time to time, amend, in any and all respects (including without limitation the categories of persons who are eligible to participate and the maximum award that may be granted, but not including an amendment to increase the total number of Shares available under the Plan), or terminate, the Plan. Except for actions such as stock splits, recapitalizations and mergers, and other similar events, actions that affect the rights of outstanding Awards cannot adversely affect the rights of the Participant holding the Award without that Participant's permission.

FEDERAL INCOME TAX CONSEQUENCES

The following summary is based upon an analysis of the Internal Revenue Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations, and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of federal income tax consequences and the federal income tax consequences to participants may be either more or less favorable than those described below depending on their particular circumstances.

NONQUALIFIED STOCK OPTIONS. No income will be recognized by the Participant for federal income tax purposes upon the grant of a nonqualified stock option granted at Fair Market Value. Upon exercise of a nonqualified stock option, the Participant will recognize ordinary income in an amount equal to the excess of the Fair Market Value of the shares on the date of exercise over the amount paid for those shares. Income recognized upon the exercise of nonqualified stock options will be considered compensation subject to withholding at the time the income is recognized, and, therefore, SBS must make the necessary arrangements with the Participant to ensure that the amount of the tax required to be withheld is available for payment. Nonqualified stock options are designed to provide SBS with a tax deduction equal to the amount of ordinary income recognized by the Participant at the time of recognition by the Participant.

The basis of shares transferred to a Participant pursuant to exercise of a nonqualified stock option is the price paid for those shares plus an amount equal to any income recognized by the Participant as a result of the exercise of the option. If a Participant thereafter sells shares acquired upon exercise of a nonqualified stock option, any amount realized over the basis of the shares will constitute capital gain to the Participant for federal income tax purposes.

If a Participant uses already owned shares of Common Stock to pay the exercise price for shares under a nonqualified stock option, the number of shares received pursuant to the nonqualified stock option which is equal to the number of shares delivered in payment of the exercise price will be considered received in a nontaxable exchange, and the Fair Market Value of the remaining shares received by the Participant upon the exercise will be taxable to the Participant as ordinary income. If the already owned shares of Common Stock are not "statutory option stock" or the statutory option stock with respect to which the applicable holding period referred to in Section 424(c)(3)(A) of the Code has been satisfied, the shares received pursuant to the exercise of the nonqualified stock option will not be statutory option stock and the Participant's basis in the number of shares received in exchange for the stock delivered in payment of the exercise price will be equal to the basis of the shares delivered in payment. The basis of the remaining shares received upon the exercise will be equal to the Fair Market Value of the shares. However, if the already owned shares of Common Stock are statutory option stock with respect to which the applicable holding period has not been satisfied, it is not currently clear whether the exercise will be considered a disqualifying disposition of the statutory option stock, whether the shares received upon exercise will be statutory option stock, or how the Participant's basis will be allocated among the shares received.

RESTRICTED STOCK. If the restrictions on an award of Restricted Stock are of a nature that shares are both subject to a substantial risk of forfeiture and are not freely transferable within the meaning of Section 83 of the Code, the Participant will not recognize income for federal income tax purposes at the time of the award unless the Participant affirmatively elects to include the Fair Market Value of the shares of Restricted Stock on the date of the Award, less any amount paid therefor, in gross income for the year of the award pursuant to
Section 83(b) of the Code. In the absence of such an election, the Participant will be required to include in income for federal income tax purposes, in the year in which occurs the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, the Fair Market
Value of the shares of Restricted Stock on such date, less any amount paid therefor. SBS will be entitled to a deduction at the time of income recognition to the Participant in an amount equal to the amount the Participant is required to include in income with respect to the shares. If a
Section 83(b) election is made within 30 days after the date the Restricted Stock is received, the Participant will recognize ordinary income at the time of the receipt of the Restricted Stock and SBS will be entitled to a corresponding deduction equal to the Fair Market Value (determined without regard to applicable restrictions) of the Shares at that time, less the amount paid, if any, by the Participant for the Restricted Stock. If a
Section 83(b) election is made, no additional income will be recognized by the Participant upon the lapse of restrictions on the Restricted Stock, but, if the Restricted Stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the Restricted Stock. Dividends paid to a Participant holding Restricted Stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the Participant, unless the Participant made an election under Section 83(b). SBS generally will be entitled to a corresponding tax deduction equal to the dividends includable in the Participant's income as compensation. If the Participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the Participant.

If the restrictions on an Award of Restricted Stock are not of a nature that the Shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the Participant will recognize ordinary income for federal income tax purposes at the time of the Award in an amount equal to the Fair Market Value of the Shares of Restricted Stock on the date of the Award, less any amount paid therefor. SBS will be entitled to a deduction at such time in an amount equal to the amount the Participant is required to include in income with respect to the shares.

LIMITATIONS ON SBS' COMPENSATION DEDUCTION.

Section 162(m) of the Code limits the deduction which SBS may take for otherwise deductible compensation payable to certain executive officers of SBS to the extent that compensation paid to those officers for that year exceeds $1.0 million, unless the compensation is performance-based, is approved by SBS' shareholders, and meets certain other criteria. Compensation attributable to a nonqualified stock option is deemed to satisfy the requirements for performance-based compensation if (i) the grant or award is made by the Management Development and Compensation Committee; (ii) the plan under which the nonqualified stock option is granted states the maximum number of shares with respect to which nonqualified stock options may be granted during a specified period to any employee; and (iii) under the terms of the nonqualified stock option, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant or award. The Plan has been designed to enable awards of nonqualified stock options granted by the Management Development and Compensation Committee to qualify as performance-based compensation for purposes of Section 162(m) of the Code.

In addition, Section 280G of the Code limits the deduction which SBS may take for otherwise deductible compensation payable to certain individuals if that compensation constitutes an "excess parachute payment." Generally, excess parachute payments arise from certain payments made to disqualified individuals which are in the nature of compensation and are contingent on certain changes in ownership or control of SBS. Disqualified individuals for this purpose include certain employees and independent contractors who are officers, shareholders, or highly-compensated individuals. Accelerated vesting or payment of awards under the Plan upon a change in ownership or control of SBS could result in excess parachute payments. In addition to the deduction limitation applicable to SBS, a disqualified individual receiving an excess parachute payment is subject to a 20 percent excise tax on the amount thereof.

OTHER INFORMATION.

Because the issuance of Awards and the amounts of Stock issuable in connection with the Awards is entirely within the discretion of the Committee, no estimate can be given of what eligible employees and Directors would have received during the last fiscal year had the Plan been in effect, or will receive during the current fiscal year. Also, no estimate can be given as to which persons are to receive 5% or more of the Awards.

Of the persons currently eligible, or who will become eligible if elected as a Director, to participate in the Plan, five are non-employee Directors, three are Executive Officers and employee Directors, and the balance will be determined at the sole discretion of the Committee; therefore, the total is currently unknown. Six of the seven nominees for the Board of Directors are current Directors. The number of persons eligible to participate in the Plan and the number of Participants may vary from year to year.

Please refer to the item entitled "Compensation of Named Executive Officers" for information concerning plans under which SBS paid or distributed cash or non-cash compensation during the most recent fiscal year.

Ratification of the SBS Technologies, Inc. 2000 Long-Term Equity Incentive Plan requires the affirmative vote of a majority of outstanding shares of Common Stock.

 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE
                     2000 LONG-TERM EQUITY INCENTIVE PLAN.

                                  ANNUAL REPORT

The Annual Report to Shareholders concerning the operations of SBS for fiscal year ended June 30, 2000, including the financial statements for that year, has been enclosed with this Proxy Statement.

                                  OTHER MATTERS

The Board of Directors is not aware of any other matters that are to be presented at the meeting. However, if any other matters should properly come before the meeting, the Proxies will vote on those matters in accordance with their judgment.

The above Notice and Proxy Statement are sent by order of the Board of Directors.



/s/ Scott A. Alexander
Scott A. Alexander, Secretary

EXHIBIT A

                             SBS TECHNOLOGIES, INC.

                      2000 LONG-TERM EQUITY INCENTIVE PLAN

                                    SECTION 1
GENERAL

1.1 PURPOSE. The SBS Technologies, Inc. 2000 Long-Term Equity Incentive Plan (the "Plan") has been established by SBS Technologies, Inc. ("SBS") to (i) attract and retain directors, executive officers, and other key employees essential to the success of SBS; (ii) motivate other employees, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants' interests with those of SBS' other shareholders through compensation that is based on SBS' Common Stock; and thereby promote the long-term financial interest of SBS and its Subsidiaries, including the growth in value of SBS' equity and enhancement of long-term shareholder return. The Plan permits the grant of Nonqualified Stock Options and a limited number of grants of Restricted Stock, as the Committee may determine under its sole and complete discretion at the time of grant, subject to the provisions of this Plan document and applicable law.

1.2 PARTICIPATION. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals, those persons who will be granted one or more Awards under the Plan, and thereby become "Participants" in the Plan.

1.3 OPERATION, ADMINISTRATION, AND DEFINITIONS. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 4 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 8 of the Plan).

                                    SECTION 2
OPTIONS

2.1 DEFINITIONS. The grant of an "Option" entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Any Option granted under this Section 2 will be a nonqualified option (a "NQO"). A "NQO" is an Option that is not intended to be an "incentive stock option" as that term is described in section 422(b) of the Code. The Committee shall have sole and complete discretion in determining the Exercise Price (as hereinafter defined), the duration of the Option, the number of Shares to which an Option pertains, any conditions imposed upon the exercisability or transferability of the Options, the conditions under which the Option may be terminated, and any other provisions as may be warranted to comply with the law or rules of any securities trading system or stock exchange. Notwithstanding the preceding, grants to Directors must be approved by the full Board. Each Option grant shall have the specified terms and conditions detailed in an award agreement. For purposes of this Plan, any agreement, document or instrument required to be "in writing" or "in written form" may also be sent, received, executed and saved, in electronic form.


2.2. EXERCISE PRICE. The "Exercise Price" of each Option granted under this
     Section 2 shall be the Fair Market Value of a share of Stock on the date of grant unless otherwise specified by the Committee at the time of grant. However, if the Option is awarded in exchange for previously earned cash compensation by the Participant, or in connection with an acquisition, merger, combination, or similar event involving SBS, in substitution or replacement for options granted to its employees by the other entities, the Committee shall have the authority to establish an Exercise Price that is less than 100% of the Fair Market Value of a share of Stock on the date of grant.

2.3. EXERCISE. An Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.

2.4. PAYMENT OF OPTION EXERCISE PRICE. Options shall be exercised by the delivery of a written notice from the Participant to SBS in the form prescribed by the Committee setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Exercise Price shall be payable to SBS in full in cash, or its equivalent, or by delivery of shares of Stock (not subject to any security interest or pledge) or withholding (in the case of NQOs) shares which would otherwise be acquired upon exercise, valued at Fair Market Value at the time of exercise, or by a combination of the foregoing. In addition, at the request of the Participant, and subject to applicable laws and regulations, SBS may (but shall not be required to) cooperate in a Cashless Exercise of the Option. In addition, any NQO granted under the Plan may provide, at the Committee's discretion, that payment of the Exercise Price may also be made in whole or in part in the form of shares of Common Stock subject to risk of forfeiture or other restrictions. As soon as practicable, after receipt of written notice and payment, SBS shall deliver to the Participant, Stock certificates in an appropriate amount based upon the number of Shares with respect to which the Option is exercised, issued in the Participant's name.

2.5 EXPIRATION DATE. The "Expiration Date" with respect to an Option means the date established as the Expiration Date by the Committee at the time of the grant; provided, however, that the Expiration Date with respect to any vested Option shall not be later than the earliest to occur of:

      (a)  the ten year anniversary of the date on which the Option is granted;
      (b) the Participant's date of termination occurs by reason of death, disability, or retirement, the one year anniversary of that date of termination;
      (c) the Participant's date of termination occurs for any reason other than retirement, death or disability, the 90-day anniversary of that date of termination.

2.6. SETTLEMENT OF AWARD. Settlement of Options is subject to subsection 4.7.

2.7. REPRICING. Except for adjustments pursuant to subsection 4.2(e) (relating to the adjustment of shares), the Exercise Price for any outstanding Option granted under the Plan may not be decreased after the date of grant nor may an outstanding Option granted under the Plan be surrendered to SBS as consideration for the grant of a new Option with a lower exercise price.

2.8. TERMINATION OF UNVESTED OPTIONS. Any Options that are not vested on the date of termination of employment, for any cause, shall be immediately terminated.

2.9 MAXIMUM AWARD. The maximum number of nonqualified stock options that can be granted to any one individual, in any one year, is 200,000.


                                    SECTION 3
RESTRICTED STOCK AWARDS

3.1. DEFINITIONS. "Restricted Stock" Award is a grant of shares of Stock, and a "Restricted Stock Unit" Award is the grant of a right to receive shares of Stock in the future, with such shares of Stock or right to future delivery of those shares of Stock subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.

3.2. RESTRICTIONS ON AWARDS. Restricted Stock Awards shall be subject to the following:

      (a) Any Restricted Stock Award shall be subject to such conditions, restrictions and contingencies, as the Committee shall determine.
      (b) The maximum number of Restricted Stock Awards and Restricted Stock Unit Awards to be granted to either one individual, or to all individuals, in any one year shall be limited to 50,000 shares of Restricted Stock.
      (c) The Committee may designate whether any Restricted Stock Award being granted to any Participant is intended to be "performance-based compensation" as that term is used in section 162(m) of the Code. Any Awards designated as "performance-based compensation" shall be conditioned on the achievement of one or more Performance Measures, to the extent required by Code section 162(m). The Performance

           Measures that may be used by the Committee for those Awards shall be based on any one or more of the following alternatives, as selected by the Committee:
               (1) total shareholder return (absolute or peer group
                   comparative)
               (2) stock price increase (absolute or peer group comparative)
               (3) dividend payout as a percentage of net income (absolute or peer group comparative)
               (4) return on equity (absolute or peer group comparative)
               (5) return on capital employed (absolute or peer group
                   comparative)
               (6) cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital
               (7) economic value added (income in excess of capital costs)
               (8) market share
               (9) earnings per share (absolute or peer group comparative)
              (10) growth in earnings per share (absolute or peer group
                   comparative)
              (11) net income (either pre-tax or after-tax and either
                   absolute or peer group comparative)
              (12) operating earnings, earnings before interest and taxes
                   ("EBIT"), earnings before interest, taxes, depreciation, and amortization ("EBITDA") (absolute or peer group performance)
           For Awards under this Section 3 intended to be "performance-based compensation," the grant of the Awards and the establishment of the Performance Measures shall be made during the period required under Code section 162(m).

      (d) If the right to become vested in a Restricted Stock Award granted under this Section 3 is conditioned on the completion of a specified period of service with SBS or a Subsidiary, without achievement of Performance Measures or other performance objectives being required as a condition of vesting, and without having been granted in lieu of other compensation, then the required period of service for vesting shall not be less than one year, subject to acceleration of vesting, to the extent permitted by the Committee, in the event of the Participant's death, disability, retirement, Change-in-Control, or involuntary termination.

3.3 ELECTION BY DIRECTORS. For any service year as a Director of SBS, a Director may elect to have up to 100% of the Director's cash compensation to be payable by SBS during that year for the Director's services as a Director applied to the purchase of shares of Restricted Stock ("Elected Amount"), as provided in this Section. "Service year" means the period of a Director's service beginning upon the Director's election or appointment and ending at the next meeting of shareholders of SBS at which Directors are elected, but will never be less than three months. The Director must notify the Board of Directors in writing of that election before the first day of the service year for which the election is made, or as required by
     Section 16(b) of the Securities Exchange Act of 1934 ("Exchange Act"), or before such later date as may be approved by the Board of Directors. Unless otherwise determined by the Board of Directors, a separate election must be made for each service year. An election made pursuant to this Section shall be irrevocable from and after the first day of that service year; provided, however, that an election made during a service year for the remaining portion of that service year shall be irrevocable from and after the date the election is made. Elections shall be made on a form prescribed by the Board of Directors.

3.4 ISSUANCE OF SHARES PURSUANT TO ELECTION. Promptly following the end of each year of a Director's service, SBS shall, subject to the provisions of this Plan, issue to each Director who elected to receive shares of Restricted Stock, effective as of the last day of that service year, a number of whole shares determined by the Board of Directors. This issuance shall be deemed to be a separate Award made to the Director. No fractional shares of Restricted Stock shall be issued to an electing Director by SBS under this Section, and no cash payment or other adjustment shall be made in respect of any such fractional share that would otherwise be issuable.

3.5 ELIGIBILITY OF ELECTING DIRECTOR. A Director must be serving as a Director on the last day of the service year in order to be eligible to receive shares of Restricted Stock pursuant to this Section in respect of the Director's Elected Amount, if any, for that service year. Any Director who becomes ineligible to receive shares of Restricted Stock in respect of the Director's Elected Amount for a service year, because the Director's service as a Director terminated before the last day of the service year, shall be paid any earned amounts of the Elected Amount in cash, without interest, as promptly as practicable following the date of the termination of service, and the election made by that Director with respect to the Elected Amount shall be null and void effective as of the date of that termination of service.

3.6 RESTRICTIONS ON TRANSFER OF SHARES. No Restricted Stock issued to a Director in respect of an Elected Amount shall be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Director, other than by will or pursuant to the laws of descent or distribution (unless otherwise permitted under Section 16(b), as determined by the Board of Directors in its sole discretion, and at the Board's sole option), until six months have elapsed from the effective date of issuance of those shares. SBS shall hold the certificates representing those shares for the Director's benefit until the restrictions on transfer have lapsed.

3.7 REMOVAL OF RESTRICTION. Restricted Stock covered by each Award made under the Plan shall be provided and become freely transferable by the Participant after the last day of the Period of Restriction and/or upon the satisfaction of other conditions as determined by the Committee. The Committee shall have no authority to reduce or remove the restrictions or to reduce or remove the Period of Restriction without the express consent of the stockholders of SBS. Restricted Stock issued to Directors in lieu of cash compensation pursuant to this Section 3 shall provide that the minimum Period of Restrictions shall be three (3) years, which Period of Restriction may permit the removal of restrictions on no more than one-third (1/3) of the shares of Restricted Stock at the end of the first year following the grant date, and the removal of the restrictions on an additional one-third (1/3) of the Shares at the end of each subsequent year. In no event shall any restrictions be removed from shares of Restricted Stock during the first year following the grant date, except in the event of a Change in Control.

3.8 VOTING RIGHTS. During the restriction period, Participants in whose name Restricted Stock is granted under the Plan may exercise full voting rights with respect to those Shares.


                                    SECTION 4
OPERATION AND ADMINISTRATION

4.1. EFFECTIVE DATE. Subject to the ratification of the shareholders of SBS at SBS' 2000 Annual Meeting of its shareholders, the Plan shall be effective as of July 1, 2000 (the "Effective Date"). The Plan shall expire on the tenth anniversary of the Effective Date and, if the Plan is terminated, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten-year anniversary of the Effective Date (except for Awards granted pursuant to commitments entered into before the ten-year anniversary).

4.2. SHARES SUBJECT TO PLAN. The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

      (a) The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued, including shares purchased in the open market or in private transactions that are returned to authorized but unissued status.
      (b) Subject to the following provisions of this subsection 4.2, the number of shares of Stock available for Awards under the Plan during any fiscal year of SBS shall equal (i) ten percent of the adjusted average of the outstanding Stock, as that number is determined by SBS to calculate fully diluted earnings per share for the preceding fiscal year; REDUCED BY (ii) any shares of Stock under the Plan subject to unexercised options and any shares of Stock under the Plan subject to restrictions.
      (c) To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered because the Award is used to satisfy the applicable tax withholding obligation, those shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.
      (d) If the exercise price of any stock option granted under the Plan or any prior Plan is satisfied by tendering shares of Stock to SBS (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.
      (e) In the event of a corporate transaction involving SBS (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may, but is not required to, adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include:
                 (1) adjustment of the number and kind of shares which may be delivered under the Plan;
                 (2) adjustment of the number and kind of shares subject to outstanding Awards;
                 (3) adjustment of the Exercise Price of outstanding Options;
                     and
                 (4) any other adjustments that the Committee determines to be equitable.

4.3. GENERAL RESTRICTIONS. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

      (a) Notwithstanding any other provision of the Plan, SBS shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless the delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.
      (b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

4.4. TAX WITHHOLDING. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose before the occurrence of withholding, may permit withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Stock that the Participant already owns, or through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan.

4.5. GRANT AND USE OF AWARDS. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of SBS or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by SBS or a Subsidiary). Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of SBS or a Subsidiary, including the plans and arrangements of SBS or a Subsidiary assumed in business combinations.

4.6. DIVIDENDS AND DIVIDEND EQUIVALENTS. An Award may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of the credited amounts in Stock equivalents.

4.7 SETTLEMENT OF AWARDS. The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. Satisfaction of any such obligations under an Award, which is sometimes referred to as "settlement" of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting those credits into deferred Stock equivalents.

4.8. TRANSFERABILITY. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

4.9. FORM AND TIME OF ELECTIONS. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

4.10. AGREEMENT WITH COMPANY. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written or electronic document as is determined by the Committee. A copy of that document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of that document. The document is referred to in the Plan as an "Award Agreement" regardless of whether any Participant signature is required.

4.11. ACTION BY SBS OR A SUBSIDIARY. Any action required or permitted to be taken by SBS or a Subsidiary shall be by resolution of its Board of Directors, or by action of one or more members of the Board (including a committee of the Board) who are duly authorized to act for the Board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of that company.

4.12. GENDER AND NUMBER. Where the context admits, words in any gender shall include the other gender, words in the singular shall include the plural and the plural shall include the singular.

4.13. LIMITATION OF IMPLIED RIGHTS.

       (a) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of SBS or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which SBS or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of SBS or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of SBS or any Subsidiary shall be sufficient to pay any benefits to any person.
       (b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee or other individual the right to be retained in the employ of SBS or any Subsidiary or the right to continue to provide services to SBS or any Subsidiary, nor any right or claim to any benefit under the Plan, unless that right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of SBS before the date on which the individual fulfills all conditions for receipt of those rights.

4.14. EVIDENCE. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

                                    SECTION 5
CHANGE IN CONTROL

     Except as otherwise provided in the Plan or the Award Agreement reflecting the applicable Award, upon the occurrence of a Change in Control each outstanding Award shall automatically accelerate (and restrictions on Restricted Stock shall lapse) so that each Award shall, immediately before the effective date of the Change in Control, become fully exercisable for all of the shares of Stock at the time subject to that Award and may be exercised for any or all of those shares as fully-vested shares of Stock. However, an outstanding Award shall NOT so accelerate (and restrictions on Restricted Stock shall not lapse) if and to the extent that Award is, in connection with the Change in Control, either to be assumed by the successor corporation (or parent thereof) or to be replaced with a comparable Award for shares of the capital stock of the successor corporation (or parent thereof). The determination of Award comparability shall be made by the Committee, and its determination shall be final, binding and conclusive.

     In addition, if the Award is assumed by the successor corporation (or parent thereof) and the Participant terminates the Participant's employment For Good Reason or SBS (or successor) terminates the Participant's employment NOT For Cause within twelve months following a Change in Control, each outstanding Award shall automatically accelerate (and restrictions on Restricted Stock shall lapse) so that each such Award shall, immediately before the effective date of the termination, become fully exercisable for all of the shares of Stock at the time subject to that Award and may be exercised for any or all of those shares as fully-vested shares of Stock.

                                    SECTION 6
COMMITTEE

6.1. ADMINISTRATION. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the "Committee") in accordance with this Section 6. The Committee shall be selected by the Board, and shall consist solely of two or more members of the Board who are not employees of SBS or any Subsidiary. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

6.2. POWERS OF COMMITTEE. The Committee's administration of the Plan shall be subject to the following:

      (a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 7) to cancel or suspend Awards.
      (b) To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.
      (c) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.
      (d) The Committee will have the authority and discretion to modify the provisions of any outstanding Award under the Plan so long as the modification does not adversely affect the rights of any Participant or beneficiary.
      (e) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.
      (f) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and by-laws of SBS, and applicable state corporate law.

6.3. DELEGATION BY COMMITTEE. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

6.4. INFORMATION TO BE FURNISHED TO COMMITTEE. SBS and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of SBS and Subsidiaries as to an employee's or Participant's employment (or other provision or services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect by SBS. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

                                    SECTION 7
AMENDMENT AND TERMINATION

The Board may, at any time, and from time to time, amend in any and all respects (including, without limitation, the categories of persons who are eligible to be participants and the maximum Award which may be granted) or terminate the Plan, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan before the date the amendment is adopted by the Board. Adjustments pursuant to paragraph 4.2(e) shall not be subject to the foregoing limitations of this Section 7. The Board may not, however, amend paragraph 4.2(b) of the Plan to increase the total number of shares available for Awards under the Plan unless the amendment is approved by shareholders.

                                    SECTION 8
DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:

         (a) AWARD. The term "Award" shall mean any award or benefit granted under the Plan, including, without limitation, the grant of Options or Restricted Stock Awards.

         (b)  BOARD. The term "Board" shall mean the Board of Directors of SBS.

         (c) CASHLESS EXERCISE. The term "Cashless Exercise" means the exercise of an Option by the Participant through the use of a brokerage firm to make payments to SBS of the exercise price either from the proceeds of a loan to the Participant from the brokerage firm or from the proceeds of the sale of Stock issued pursuant to the exercise of the Option, and upon receipt of such payment, SBS delivers the exercised Shares to the brokerage firm. The date of exercise of a Cashless Exercise shall be the date the broker executes the sale of exercised Shares, or if no sale is made, the date the broker receives the exercise loan notice from the Participant to pay SBS for the exercised Shares.

         (d) CHANGE-IN-CONTROL. The term "Change-in-Control" means a change in control of SBS of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act; provided, that without limitation, such a Change-in-Control shall be deemed to have occurred at such time as a "person" (as used in Section 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% or more of the combined voting power of SBS' outstanding securities ordinarily having the right to vote in elections of directors; or (b) individuals who constitute the Board of Directors of SBS on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a Director subsequent to the date hereof whose election, or nomination for election by SBS' shareholders, was approved by a vote of at least a majority of the Directors comprising the Incumbent Board shall be, for purposes of the subsection (b), considered as though such person were a member of the Incumbent Board. Notwithstanding the foregoing definition, no Change-in-Control shall be deemed to have occurred unless and until the Participant has actual knowledge from one of the following sources: a report filed with the Securities and Exchange Commission, a public statement issued by SBS, or a periodical of general circulation, including but not limited to The New York Times or The Wall Street Journal.

         (e) CODE. The term "Code" means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

         (f) ELIGIBLE INDIVIDUAL. The term "Eligible Individual" shall mean any employee of SBS or a Subsidiary, and any consultant, director, or other person providing services to SBS or a Subsidiary if an Award to that consultant, director or other person is eligible to be registered on Form S-8 or any successor form.

         (g) FAIR MARKET VALUE. For purposes of determining the "Fair Market Value" of a share of Stock as of any date means the closing price of the Stock as reported on the NASDAQ on the immediately preceding trading day, all as reported by such sources as the Committee may select.

         (h) FOR CAUSE. The term "For Cause" shall mean (1) the willful and continued failure by the Participant substantially to perform his or her duties and obligations to SBS (other than any such failure resulting from his or her incapacity due to physical or mental illness); (2) the willful engaging by the Participant in misconduct which is materially injurious to SBS; (3) the commission by the Participant of a felony; or (4) the commission by the Participant of a crime against SBS which is materially injurious to SBS. For purposes of this Plan, no act, or failure to act, on a Participant's part shall be considered "willful" unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that his or her action or omission was in the best interest of SBS. Determination of Cause shall be made by the Committee in its sole discretion.

         (i) FOR GOOD REASON. The term "For Good Reason" shall mean any of the following other than in connection with the termination of employment For Cause (as defined above) or in connection with the Participant's disability: (1) the assignment to the Participant by SBS of duties substantially inconsistent with the positions, duties, responsibilities, titles, or offices held by the Participant immediately before the Change-in-Control; (2) a material reduction by SBS in the Participant's base salary or target bonus as in effect at the date immediately before the Change-in-Control; or (3) the relocation of the Participant's principal place of employment outside of a sixty (60) mile radius of the office's current location.

         (j) SUBSIDIARIES. The term "Subsidiary" means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by SBS, or by any entity that is a successor to SBS.

         (k)  STOCK. The term "Stock" shall mean shares of Common Stock of SBS.

                             SBS TECHNOLOGIES, INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                           THURSDAY, NOVEMBER 9, 2000
                                    8:30 A.M.
                             MOUNTAIN STANDARD TIME

                         THE SHERATON UPTOWN ALBUQUERQUE
                           2600 LOUISIANA BOULEVARD NE
                                   ALBUQUERQUE
                                   NEW MEXICO


-------------------------------------------------------------------------------


SBS TECHNOLOGIES, INC.                                                    PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I appoint Christopher J. Amenson and James E. Dixon, Jr., together and separately, as proxies to vote all shares of common stock which I have power to vote at the annual meeting of shareholders to be held on November 9, 2000 in Albuquerque, New Mexico, and at any adjournment(s) or postponement(s) thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting, including matters as to which the Company did not have timely notice, and they may name others to take their place.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEM, WILL BE VOTED FOR EACH OF THE FOLLOWING BOARD OF DIRECTOR'S PROPOSALS.

                                                             -------------------
THERE ARE TWO WAYS TO VOTE YOUR PROXY                         COMPANY #
                                                              CONTROL #
                                                             -------------------
Your telephone vote authorizes the Names Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. The deadline for telephone voting is noon (EST), November 8, 2000.

VOTE BY PHONE - TOLL FREE - 1-800-240-63260 - QUICK *** EASY *** IMMEDIATE
- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (EST) on November 8, 2000.
- You will be prompted to enter your 3-digit Company Number and our 7-digit Control Number which are located above.
-    Follow the simple instructions the Voice provides you.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to SBS Technologies, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873

            IF YOU VOTE BY PHONE, PLEASE DO NOT MAIL YOUR PROXY CARD
--------------------------------------------------------------------------------
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1.  Election of seven directors:

    01  Scott A. Alexander         05  Peter D. Fenner
    02  Christopher J. Amenson     06  Louis C. Golm
    03  Warren W. Andrews          07  Alan F. White
    04  Lawrence A. Bennigson

    / / Vote FOR                   / / Vote WITHHELD
        all nominees                   from all nominees
        (except as marked)


                                Please fold here
--------------------------------------------------------------------------------

Each Director who received the majority of votes represented in person or by proxy at the annual meeting will be elected. If you vote to withhold authority to vote for all listed nominees or if you vote to withhold authority for a particular nominee, your vote will count as a vote "AGAINST" the nominee(s). Otherwise, your vote will count "FOR" the nominee(s).
                                                           _____________________
(INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY
 INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) _____________________ IN THE BOX PROVIDED TO THE RIGHT.)

2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                            / /  For   / /  Against  / / Abstain

         A "FOR" vote by a majority of the shares represented in person or by proxy at the Annual Meeting is required to ratify the appointment of KPMG LLP as the principal independent auditors for fiscal year 2001. If you "ABSTAIN" from voting, your abstention has the same effect as if you voted "AGAINST" the appointment.

3.  RATIFICATION OF THE 2000 LONG-TERM EQUITY INCENTIVE PLAN

                                            / /  For   / /  Against  / / Abstain

    Ratification of the 2000 Long-Term Equity Incentive Plan requires the affirmative vote of a majority of outstanding shares of Common Stock. A "FOR" vote by a majority of the outstanding shares, whether or not represented in person or by proxy at the Annual Meeting, is required to ratify the plan. If you "ABSTAIN" from voting, your abstention has the same effect as if you voted "AGAINST" the ratification.

Address Change?  Mark Box / /   Indicate changes below:  Date___________________

                                                         Signature(s) in Box

                                                         Please sign exactly as
                                                         your name(s) appear on
                                                         Proxy. If held in joint
                                                         tenancy, all persons
                                                         must sign. Trustees,
                                                         administrators, etc.,
                                                         should include title
                                                         and authority.
                                                         Corporations should
                                                         provide full name of
                                                         corporation and title
                                                         of authorized officer
                                                         signing the proxy.
--------------------------------------------------------------------------------